EXHIBIT 99.1

United-Guardian Appoints New President

HAUPPAUGE, N.Y., June 13, 2023 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ: UG), a manufacturer of cosmetic ingredients, pharmaceuticals, and medical products, announced today that the company’s Board of Directors has appointed Donna Vigilante as the company’s next President. Ms. Vigilante, 43, is currently one of the company’s vice presidents, and manages the company’s Research and Development department. She succeeds Beatriz Blanco, the company’s current President, who will be leaving the company upon mutual agreement, and who resigned as a member of the company’s Board of Directors on June 8, 2023. Ms. Vigilante’s appointment to the new position became effective on June 9, 2023.

Ms. Vigilante has a Bachelor of Science degree in biochemistry with a minor in business from Stony Brook University. She has been with the company for 20 years, and has been responsible for the development of many of the company’s products. She will continue to oversee the company’s R&D efforts, and will remain actively involved in the further expansion of the company’s extensive line of specialty cosmetic ingredients and medical products, especially its initiatives in the development of naturally-derived and environmentally friendly products for the company’s cosmetic customers.

“Donna has been a key employee of the company for many years, and is very excited to have the opportunity to put in place some new marketing strategies and expand the company’s product lines,” said Ken Globus, Chairman of the company’s Board of Directors and former company President & CEO. “She has extensive experience in product development, and has many new ideas to grow the company while maintaining its profitability. I have no doubt that she will be successful in this position, and will provide the company not only with new approaches to product development, but also with new marketing strategies. I believe she is the right person for the job, and am looking forward to watching her grow the company.”

Contact:	Andrea Young (631) 273-0900

NOTE: This press release contains both historical and “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.